Exhibit 21.01

SUBSIDIARIES OF REGISTRANT

Name	State of Incorporation	Name Under Which Such Subsidiary Does Business
Alamo Global Horizons, LLC	Delaware	Same
Boolean Global Horizons, LLC	Delaware	Same
Breakout Global Horizons, LLC	Delaware	Same
Cambridge Global Horizons, LLC	Delaware	Same
Colby Global Horizons, LLC	Delaware	Same
Gleneagles Global Horizons, LLC	Delaware	Same
Mapleleaf Global Horizons, LLC	Delaware	Same
Nets Global Horizons, LLC	Delaware	Same
Orion Global Horizons, LLC	Delaware	Same
Quantum Global Horizons, LLC	Delaware	Same
Warrior Global Horizons, LLC	Delaware	Same